Exhibit 5.1

1401 Lawrence Street, Suite 2300, Denver, CO 80202 •  (303) 572-9300

January 18, 2018

Board of Directors

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, ON, Canada M5H 1J9

RE: Registration Statement on Form S-8

Gentlemen and Ladies:

We are acting as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering of up to 54,264 newly-issued shares of common stock, no par value per share (the “Shares”), all of which may be issued by the Company upon exercise of options issued pursuant to the Lexam VG Gold Inc. 2011 Stock Option Plan (the “Plan”), which options were assumed by the  Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, but we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Colorado Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) filing of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and the applicable award agreements, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or Compensation Committee thereof, and in the Plan and the applicable award agreements, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC

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